As filed with the Securities and Exchange Commission on November 29, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PIPER JAFFRAY COMPANIES

(Exact name of registrant as specified in its charter)

Delaware	30-0168701
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

800 Nicollet Mall, Suite 1000 Minneapolis, Minnesota	55402
(Address of Principal Executive	(Zip Code)
Offices)

PIPER JAFFRAY COMPANIES
2020 EMPLOYMENT INDUCEMENT AWARD PLAN

(Full title of the plan)

John W. Geelan
General Counsel and Secretary
Piper Jaffray Companies
800 Nicollet Mall, Suite 1000
Minneapolis, Minnesota 55402

(Name and address of agent for service)

(612) 303-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $0.01 per share	1,525,000	$80.93	$123,418,250	$16,019.69

(1)         This registration statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of the registrant which become issuable with respect to the shares of Common Stock registered hereunder for issuance under the Piper Jaffray Companies 2020 Employment Inducement Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)         Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and Rule 457(h), based on the average of the high and low sale prices per share of Common Stock on November 26, 2019, as reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed by Piper Jaffray Companies (hereinafter the “Company” or the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein and shall be deemed to be a part hereof:

(a)         The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 26, 2019;

(b)         All other reports filed by the Registrant pursuant to Section 13(a) and 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(c)          The description of the Registrant’s common stock contained in Amendment No. 6 to the Registrant’s Registration Statement on Form 10 (File No. 001-31720) filed with the Commission on December 19, 2003, and in any registration statement or report filed by the Company under the Securities Act or in any report filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. In this registration statement, these documents, and the documents enumerated above, are referred to as the “incorporated documents.”

Any statement contained in an incorporated document will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. The Registrant’s amended and restated certificate of incorporation limits the liability of the Registrant’s directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•                  breach of their duty of loyalty to the corporation or its stockholders;

•                  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

•                  transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

In addition, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Under Delaware law, the right to indemnification and advancement of expenses under the Registrant’s certificate of incorporation and bylaws may not be eliminated or impaired by an amendment to such provisions after the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7.         Exemption From Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Amended and Restated Certificate of Incorporation.	(1)
4.2	Amended and Restated Bylaws.	(2)
4.3	Form of Specimen Certificate for Piper Jaffray Companies Common Stock.	(3)
4.4	Piper Jaffray Companies 2020 Employment Inducement Award Plan.	Filed herewith
4.5	Form of Restricted Stock Agreement for grants under the Piper Jaffray Companies 2020 Employment Inducement Award Plan (18-Month Cliff Vesting).	Filed herewith
4.6	Form of Restricted Stock Agreement for grants under the Piper Jaffray Companies 2020 Employment Inducement Award Plan (3-Year Cliff Vesting).	Filed herewith
4.7	Form of Restricted Stock Agreement for grants under the Piper Jaffray Companies 2020 Employment Inducement Award Plan (Years 3, 4 and 5 Pro-rata Vesting).	Filed herewith
5.1	Opinion of Sullivan & Cromwell LLP.	Filed herewith
23.1	Consent of Ernst & Young LLP.	Filed herewith
23.2	Consent of Sullivan & Cromwell LLP.	Included in Exhibit 5.1
24.1	Power of Attorney.	Filed herewith

(1)         Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed with the Commission on August 3, 2007, and incorporated herein by reference.

(2)         Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on August 5, 2016, and incorporated herein by reference.

(3)         Filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 26, 2018, and incorporated herein by reference.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

* * *

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* * *

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 29, 2019.

PIPER JAFFRAY COMPANIES
(Registrant)

By:	/s/ Chad R. Abraham
Name: Chad R. Abraham
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Chad R. Abraham	Chairman and Chief Executive	November 29, 2019
Chad R. Abraham	Officer and Director (Principal Executive Officer)

/s/ Timothy L. Carter	Chief Financial Officer	November 29, 2019
Timothy L. Carter	(Principal Financial Officer and Principal Accounting Officer)

*	Director	November 29, 2019
William R. Fitzgerald

*	Director	November 29, 2019
Victoria M. Holt

*	Director	November 29, 2019
B. Kristine Johnson

*	Director	November 29, 2019
Addison L. Piper

*	Director	November 29, 2019
Debbra L. Schoneman

*	Director	November 29, 2019
Thomas S. Schreier, Jr.

*	Director	November 29, 2019
Sherry M. Smith

SIGNATURE	TITLE	DATE

*	Director	November 29, 2019
Philip E. Soran

*	Director	November 29, 2019
Scott C. Taylor

*                 John W. Geelan, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to the powers of attorney duly executed by such individuals which have been filed as an exhibit to this Registration Statement.

By:	/s/ John W. Geelan
Name: John W. Geelan
Title: Attorney-in-Fact